Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, August 5, 2026 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2026 third quarter ended June 30, 2026.

Revenue for the third quarter totaled $481.4 million, a 7% increase compared to $449.7 million in the prior year quarter, due to favorable price and mix of 6% driven by both residential and commercial, and increased volume of 1% driven primarily by residential.

Income from continuing operations totaled $66.3 million, or $1.47 per share, compared to a loss from continuing operations of $108.7 million, or $2.40 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, adjusted income from continuing operations (a non-GAAP measure) was $68.0 million, or $1.51 per share, in the current year quarter compared to $64.5 million, or $1.39 per share, in the prior year quarter. For a reconciliation of income (loss) from continuing operations to adjusted income from continuing operations (a non-GAAP measure), and earnings (loss) per share from continuing operations to adjusted earnings per share from continuing operations (a non-GAAP measure), see the attached table.
Adjusted EBITDA from continuing operations for the third quarter was $124.8 million, a 2% increase from the prior year quarter of $122.3 million, driven by the increased revenue noted above, partially offset by increased material and selling, general and administrative costs. For a definition of adjusted EBITDA and a reconciliation of net income to adjusted EBITDA (a non-GAAP measure), see the attached table.

"Griffon has executed particularly well this quarter, which is reflected in today's solid operational and financial results," said Ronald J. Kramer, Chairman and CEO of Griffon. "With the strategic actions we announced on February 5, 2026 substantially complete, Griffon is now a pure play building products company."

"During the first nine months, we returned $135 million to shareholders through dividends and share repurchases while reducing our net debt to EBITDA leverage," continued Mr. Kramer. "We will continue to follow our balanced capital allocation strategy to maintain our strong balance sheet while returning value to our shareholders."

Taxes
The Company reported pre-tax income from continuing operations for the quarter ended June 30, 2026 and recognized an effective tax rate of 27.9%, compared to a pre-tax loss from continuing operations for the quarter ended June 30, 2025, and recognized an effective tax rate of 30.2%. Excluding all items that affect comparability, the effective tax rates for the quarters ended June 30, 2026 and 2025 were 27.9% and 27.3%, respectively.

Balance Sheet and Capital Expenditures
As of June 30, 2026, the Company had cash and equivalents of $110.4 million and total debt outstanding of $1.3 billion, resulting in net debt of $1.2 billion. During the quarter, debt was reduced by approximately $137.0 million. Leverage, as calculated in accordance with our credit agreement (see the attached table), was 2.2x net debt to EBITDA as of June 30, 2026 compared to 2.5x as of June 30, 2025 and 2.4x as of September 30, 2025. Free cash flow from continuing operations was $194.2 million and capital expenditures, net, were $23.7 million for the nine month period ended June 30, 2026. At June 30, 2026, borrowing availability under the revolving credit facility was $472.3 million, subject to certain loan covenants. For a definition of free cash flow from continuing operations (a non-GAAP measure) and a reconciliation of net cash provided by operating activities from continuing operations to free cash flow from continuing operations, see the attached table.

Share Repurchases

Share repurchases during the quarter ended June 30, 2026 totaled 626 thousand shares of common stock, for a total of $53.2 million, or an average of $85.00 per share. As of June 30, 2026, $193.8 million remained under the Board authorized share repurchase program. Since April 2023 and through June 30, 2026, the Company purchased 12.1 million shares of common stock or 21.2% of the outstanding shares, for a total of $664.1 million or an average of $54.86 per share.

Strategic Actions Update

On July 31, 2026, Griffon completed the previously announced formation of the joint venture for AMES Australasia. Griffon received $181 million in cash, a $49 million paid-in-kind ("PIK") note receivable from the joint venture, and a 49% equity interest.

On June 9, 2026, Griffon completed the previously announced formation of the joint venture for its AMES North America businesses. Griffon received $100 million in cash, a $161 million second-lien PIK debt receivable from the joint venture, and a 43% equity interest.

2026 Outlook

Griffon expects fiscal 2026 revenue from continuing operations to be $1.8 billion and adjusted EBITDA to be $458 million. Free cash flow from continuing operations, including capital expenditures of $50 million, is expected to exceed net income from continuing operations, with depreciation of $27 million and amortization of $15 million. Fiscal year 2026 interest expense is now expected to be $80 million, reflecting reduced debt and interest income from transaction related notes receivable. Griffon’s normalized tax rate is expected to be 28%.

Conference Call Information

The Company will hold a conference call today, August 5, 2026, at 8:30 AM ET.

The call can be accessed by dialing 1-844-826-3035 (U.S. participants) or 1-412-317-5195 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 10210214. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, August 5, 2026, at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and entering the conference ID number: 10210214. The replay will be available through Wednesday, August 19, 2026, at 11:59 PM ET.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the industries in which Griffon Corporation (the “Company” or “Griffon”) operates that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” "achieves,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon; the ability of Griffon to expand into new geographic and/or product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, poly-chemicals and glass, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer; the potential impact of seasonal variations and uncertain weather patterns; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in economic conditions in the United States ("U.S.") or internationally including inflation, interest rate and currency exchange fluctuations; the reliance on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of certain products; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of pandemics on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a leading provider of residential and commercial building products. The Company is the largest North American manufacturer and marketer of garage doors under the Clopay, IDEAL and Holmes brands, and rolling steel door and grille products under the Clopay, Cornell, and Cookson brands. The Company is also a leading provider of residential, industrial, and commercial ceiling fans sold under the Hunter, Casablanca, and Jan Fan brands.

For more information on Griffon, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Tom Cook
EVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8250
IR@griffon.com

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Revenue	$481,370	$449,692	$1,357,490	$1,319,829
Cost of goods and services	255,316	230,851	730,714	691,254
Gross profit	226,054	218,841	626,776	628,575

Selling, general and administrative expenses	110,552	107,283	324,515	321,790
Goodwill and intangible asset impairments	—	243,612	—	243,612
Total operating expenses	110,552	350,895	324,515	565,402
Income (loss) from continuing operations	115,502	(132,054)	302,261	63,173

Other income (expense)
Interest expense	(21,124)	(24,068)	(64,254)	(72,763)
Interest income	1,002	90	1,243	429
Loss from debt extinguishment	(833)	—	(1,389)	—
Other, net	(2,576)	272	(5,192)	858
Total other expense, net	(23,531)	(23,706)	(69,592)	(71,476)

Income (loss) before taxes from continuing operations	91,971	(155,760)	232,669	(8,303)
Provision (benefit) for income taxes from continuing operations	25,660	(47,105)	63,849	(8,589)
Income (loss) from continuing operations	$66,311	$(108,655)	$168,820	$286

Discontinued operations:
Income (loss) from operations of discontinued operations	$(6,937)	$6,559	$(30,464)	$35,159
Provision for income taxes	7,742	18,043	3,019	27,971
Income (loss) from discontinued operations	(14,679)	(11,484)	(33,483)	7,188
Net income (loss)	$51,632	$(120,139)	$135,337	$7,474

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$1.51	$(2.40)	$3.80	$0.01
Income (loss) from discontinued operations	(0.33)	(0.25)	(0.75)	0.16
Basic earnings (loss) per common share	$1.17	$(2.65)	$3.05	$0.16

Basic weighted-average shares outstanding	43,970	45,320	44,414	45,505

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$1.47	$(2.40)	$3.71	$0.01
Income (loss) from discontinued operations	(0.33)	(0.25)	(0.74)	0.15
Diluted earnings (loss) per common share	$1.14	$(2.65)	$2.97	$0.16

Diluted weighted-average shares outstanding	45,148	45,320	45,543	46,911

Dividends paid per common share	$0.22	$0.18	$0.66	$0.54

Net income	$51,632	$(120,139)	$135,337	$7,474
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	1,546	12,244	6,167	(4,804)
Pension and other post retirement plans	1,773	897	5,628	1,493
Change in cash flow hedges	1,196	(695)	(554)	475
Total other comprehensive income (loss), net of taxes	4,515	12,446	11,241	(2,836)
Comprehensive income (loss), net	$56,147	$(107,693)	$146,578	$4,638

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	June 30, 2026	September 30, 2025
CURRENT ASSETS
Cash and equivalents	$110,350	$99,045
Accounts receivable, net of allowances of $4,205 and $5,641	201,696	196,957
Inventories	185,532	171,747
Prepaid and other current assets	54,565	42,079
Assets of discontinued operations held for sale	171,466	735,816
Total Current Assets	723,609	1,245,644
PROPERTY, PLANT AND EQUIPMENT, net	204,691	195,950
OPERATING LEASE RIGHT-OF-USE ASSETS	65,335	53,041
GOODWILL	191,253	191,253
INTANGIBLE ASSETS, net	346,815	363,955
EQUITY METHOD INVESTMENT	118,600	—
NOTES RECEIVABLE (related party)	162,039	—
OTHER ASSETS	23,713	26,191
Total Assets	$1,836,055	$2,076,034

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,011	$8,033
Accounts payable	90,975	57,663
Accrued liabilities	130,553	114,628
Current portion of operating lease liabilities	16,834	15,473
Liabilities of discontinued operations held for sale	53,814	250,390
Total Current Liabilities	300,187	446,187
LONG-TERM DEBT, net	1,259,624	1,404,276
LONG-TERM OPERATING LEASE LIABILITIES	52,523	40,453
OTHER LIABILITIES	94,565	111,146
Total Liabilities	1,706,899	2,002,062
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	129,156	73,972
Total Liabilities and Shareholders’ Equity	$1,836,055	$2,076,034

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$135,337	$7,474
Net loss (income) from discontinued operations	33,483	(7,188)
Income from continuing operations	168,820	286
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations:
Depreciation and amortization	29,857	28,754
Paid-in-kind interest	(939)	—
Stock-based compensation	20,652	16,898
Goodwill and intangible asset impairments	—	243,612
Provision (recovery) for losses on accounts receivable	174	(5)
Amortization of debt discounts and issuance costs	2,963	3,080
Loss from debt extinguishment	1,389	—
Pension and other post-retirement non-cash charges	5,345	285
Deferred income tax provision (benefit)	(124)	(25,000)
Change in assets and liabilities:
Increase in accounts receivable	(4,901)	(3,950)
Increase in inventories	(14,024)	(17,481)
(Increase) decrease in prepaid and other assets	(11,147)	3,836
Increase (decrease) in accounts payable, accrued liabilities and other liabilities	18,808	(16,989)
Other changes	1,071	1,190
Net cash provided by operating activities - continuing operations	217,944	234,516
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(23,736)	(32,498)
Proceeds from sale of business	100,000	—
Other, net	—	138
Net cash provided by (used in) investing activities - continuing operations	76,264	(32,360)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(30,939)	(31,622)
Purchase of shares for treasury	(119,055)	(161,709)
Proceeds from long-term debt	50,000	63,000
Payments of long-term debt	(199,019)	(139,018)
Other, net	(238)	(90)
Net cash used in financing activities - continuing operations	(299,251)	(269,439)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	20,873	47,144
Net cash provided by (used in) investing activities	(3,608)	10,526
Net cash used in financing activities	(78)	(99)
Net cash provided by discontinued operations	17,187	57,571
Effect of exchange rate changes on cash and equivalents	(839)	2,553
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	11,305	(7,159)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	99,045	114,438
CASH AND EQUIVALENTS AT END OF PERIOD	$110,350	$107,279
Supplemental Disclosure of Non-Cash Flow Information:
Capital expenditures in accounts payable	$4,277	$4,770

Griffon uses adjusted income from continuing operations, and the related adjusted earnings per share from continuing operations as key metrics in evaluating performance. These key metrics are non-GAAP measures that exclude the impact of retirement plan events, non-cash impairment charges, loss from debt extinguishment, acquisition related expenses and discrete and certain other tax items, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of net income to income from continuing operations, to adjusted income from continuing operations and earnings per share from continuing operations, to adjusted earnings per share from continuing operations:

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2026	2025	2026	2025
(in thousands, except per share data)	(Unaudited)

Net income (loss)	$51,632	$(120,139)	$135,337	$7,474
Less: Income (loss) from discontinued operations	(14,679)	(11,484)	(33,483)	7,188
Income (loss) from continuing operations	66,311	(108,655)	168,820	286

Adjusting items:
Impact of retirement plan events(1)	1,608	—	4,826	—
Loss from debt extinguishment	833	—	1,389	—
Goodwill and intangible asset impairments	—	243,612	—	243,612
Strategic review - retention and other	—	790	—	2,568
Tax impact of above items(2)	(581)	(26,653)	(1,481)	(27,092)
Discrete and certain other tax provisions (benefits), net(3)	(139)	(44,610)	76	(45,744)

Adjusted income from continuing operations	$68,032	$64,484	$173,630	$173,630

Earnings per common share from continuing operations	$1.47	$(2.40)	$3.71	$0.01

Adjusting items, net of tax:
Impact of retirement plan events(1)	0.03	—	0.08	—
Loss from debt extinguishment	0.01	—	0.02	—
Anti-dilutive share impact(4)	—	0.05	—	—
Goodwill and intangible asset impairments	—	4.69	—	4.63
Strategic review - retention and other	—	0.01	—	0.04
Discrete and certain other tax provisions (benefits), net(3)	—	(0.96)	—	(0.98)

Adjusted earnings per common share from continuing operations	$1.51	$1.39	$3.81	$3.70

Weighted-average shares outstanding (in thousands)	43,970	45,320	44,414	45,505

Diluted weighted-average shares outstanding (in thousands)	45,148	46,270	45,543	46,911

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the three and nine months ended June 30, 2026, the impact of retirement plan events relates to non-cash charges of $1.6 million and $4.8 million included in Other, net associated with the establishment of a retiree medical plan. The Company will recognize a non-cash charge related to such plan of $5.4 million ratably over the first 10 months of fiscal 2026.

(2) The tax impact for the above reconciling adjustments from GAAP net income (loss) to non-GAAP adjusted income from continuing operations, and the related adjusted EPS from continuing operations, is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(3) Discrete and certain other tax provisions (benefits) primarily relate to the impact of a rate differential between the statutory and annual effective tax rates on items impacting the quarter.

(4) For the quarter ended June 30, 2025, earnings (loss) per common share was calculated using basic weighted-average shares outstanding, as presented on the face of the Statement of Operations. The anti-dilutive share impact represents the impact of converting from basic shares used in calculating earnings (loss) per common share to the diluted shares used in calculating earnings (loss) per common share from a net loss.

Griffon uses adjusted EBITDA as a key metric in evaluating performance. Adjusted EBITDA, a non-GAAP measure, is defined as income before taxes from continuing operations, excluding interest income and expense, depreciation and amortization, strategic review charges, and non-cash impairment charges, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of net income to adjusted EBITDA:

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net income (loss)	$51,632	$(120,139)	$135,337	$7,474
Less: Income (loss) from discontinued operations	(14,679)	(11,484)	(33,483)	7,188
Income (loss) from continuing operations	66,311	(108,655)	168,820	286
Net interest expense	20,122	23,978	63,011	72,334
Depreciation and amortization	10,276	9,663	29,857	28,754
Provision for income taxes	25,660	(47,105)	63,849	(8,589)
Goodwill and intangible asset impairments	—	243,612	—	243,612
Impact of retirement plan events	1,608	—	4,826	—
Loss from debt extinguishment	833	—	1,389	—
Strategic review - retention and other	—	790	—	2,568
Adjusted EBITDA, continuing operations	$124,810	$122,283	$331,752	$338,965
Griffon believes free cash flow ("FCF", a non-GAAP measure) from continuing operations is a useful measure for investors because it demonstrates the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends. FCF from continuing operations is defined as net cash provided by operating activities from continuing operations less capital expenditures, net of proceeds. The following table provides a reconciliation of net cash provided by operating activities from continuing operations to FCF from continuing operations:

	For the Nine Months Ended June 30,
(in thousands)	2026	2025
Net cash provided by operating activities - continuing operations	$217,944	$234,516
Acquisition of property, plant and equipment	(23,736)	(32,498)
FCF - continuing operations	$194,208	$202,018

Net debt to EBITDA (Leverage ratio), a non-GAAP measure, is a key financial measure that is used by management to assess the borrowing capacity of the Company. The Company has defined its net debt to EBITDA leverage ratio as net debt (total principal debt outstanding net of cash and equivalents) divided by the sum of trailing twelve-month (“TTM”) adjusted EBITDA (as defined above) and TTM stock-based compensation expense. The following table provides a calculation of our net debt to EBITDA leverage ratio as calculated per our credit agreement:

(in thousands)	June 30, 2026
Cash and equivalents	$110,350
Notes payable and current portion of long-term debt	$8,011
Long-term debt, net of current maturities	1,259,624
Debt discount/premium and issuance costs	7,151
Total gross debt - continuing basis	1,274,786
Discontinued operations	—
Total gross debt including discontinued operations	$1,274,786
Debt, net of cash and equivalents	$1,164,436

Adjusted EBITDA (per debt compliance)
TTM adjusted EBITDA including discontinued operations	$523,000
Less: EBITDA from divested and ceased operations	(19,296)
TTM stock based compensation, continuing operations	27,945
Add: Discontinued operations adjustments	1,369
TTM stock-based compensation, including discontinued operations	29,314
TTM EBITDA, per debt compliance(1)	$533,018

Leverage ratio	2.2x
______________________________
(1) Griffon defines EBITDA per bank compliance as operating results including discontinued operations and excluding EBITDA attributable to operations that were divested or ceased operations, interest income and expense, income taxes, depreciation and amortization, restructuring charges, debt extinguishment, net and acquisition related expenses, as well as other items that may affect comparability, as applicable, plus stock based compensation. See following table for calculation of TTM EBITDA, per debt compliance for the nine months ended June 30, 2026. For the nine months ended June 30, 2025 and year ended September 30, 2025, see the Company's previously reported earnings releases on Form 8-K furnished to the SEC.
The following table provides a reconciliation of adjusted EBITDA including stock-based compensation to TTM EBITDA, per debt compliance:

	Year ended September 30,	For the Nine Months Ended June 30,		TTM June 30,
(in thousands)	2025(1)	2026(2)	2025(1)	2026

Adjusted EBITDA	$522,293	$385,137	$384,430	$523,000
Add: Stock-based compensation expense	25,483	21,692	17,861	29,314
Less: EBITDA from divested and ceased operations	(18,700)	(16,169)	(15,573)	(19,296)
EBITDA, per debt compliance	$529,076	$390,660	$386,718	$533,018

_________________________________
(1) Adjusted EBITDA and stock-based compensation for the periods ended September 30, 2025 and June 30, 2025 are as previously reported in the Company's earnings release on Form 8-K furnished to the SEC.
(2) The following table provides a reconciliation of adjusted EBITDA from continuing operations, including stock compensation to EBITDA, per debt compliance for the nine months ended June 30, 2026 and 2025:

	For the Nine Months Ended June 30,
(in thousands)	2026	2025

Adjusted EBITDA:
Continuing operations	$331,752	$338,965
Discontinued operations	53,385	45,465
Total	$385,137	$384,430

Stock-based Compensation:
Continuing operations	$20,652	$16,898
Discontinued operations	1,040	963
Total	$21,692	$17,861

Less: EBITDA from divested and ceased operations	(16,169)	(15,573)

EBITDA, per debt compliance	$390,660	$386,718

The following tables provide a reconciliation of selling, general and administrative expenses for items that affect comparability for the three and nine months ended June 30, 2026 and 2025:

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Selling, general and administrative expenses	$110,552	$107,283	$324,515	$321,790
% of revenue	23.0%	23.9%	23.9%	24.4%
Adjusting item:
Strategic review - retention and other	—	(790)	—	(2,568)
Selling, general and administrative expenses, as adjusted	$110,552	$106,493	$324,515	$319,222
% of revenue	23.0%	23.7%	23.9%	24.2%